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                                                                     EXHIBIT 2.1

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 25, 2003 (the "Amendment"), by and among FIRST COMMUNITY BANCSHARES, INC. ("Parent"), FIRST COMMUNITY BANK, NATIONAL ASSOCIATION ("First Community Bank"), and THE COMMONWEALTH BANK ("CommonWealth Bank," and together with Parent and First Community Bank, the "Parties"). Capitalized terms not otherwise defined herein shall have the meaning as set forth in the original Agreement.

         WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of January 27, 2003 (the "Agreement");

         WHEREAS, the Parties hereto wish to modify and amend the Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

SECTION 1.        AMENDMENT OF SECTION 1.01 OF THE AGREEMENT.

                  The definition of "Maximum Cash Consideration" is hereby added to Section 1.01 of the Agreement to read as follows:

                  "Maximum Cash Consideration" has the meaning set forth in
Section 3.01(b)(2)(iii).

SECTION 2.        AMENDMENT TO SECTION 3.01 OF THE AGREEMENT.

                  Subsection (2) of subsection (b) of Section 3.01 of the Agreement is amended to read in its entirety as follows:

                  (2)      For purposes of this Agreement:

                           (i) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of CommonWealth Bank Common Stock outstanding immediately prior to the Effective Time times .4 times $30.50;

                           (ii) the "Average Share Price" of the Parent Common Stock shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the fifth Business Day preceding the Effective Time; and

                           (iii) the "Maximum Cash Consideration" shall amount to the product of the number of shares of CommonWealth Bank Common Stock outstanding immediately prior to the Effective Time times .5 times $30.50.

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SECTION 3.        AMENDMENT OF SECTION 3.02 OF THE AGREEMENT.

                  Subsections (ii) and (iii) of subsection (d) of Section 3.02 of the Agreement are amended and restated in their entirety and a new subsection
(iv) is added, in each case to read as follows:

                  (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:

                            (1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock,

                            (2) the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

                            (3) the Cash Election Shares (subject to Section
         3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

                  (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

                  (iv) If the number of the Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration but less than the Maximum Cash Consideration, then:

                           (1) all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash,

                           (2) all Stock Election Shares shall be converted into the right to receive Parent Common Stock,

                           (3) the Exchange Agent shall convert a sufficient number of No-Election Shares into Reallocated Cash Shares such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Maximum Cash Consideration, and

                           (4) the No-Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.



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SECTION 4.  MISCELLANEOUS.

                  (a) The Agreement is incorporated herein by reference.

                  (b) Except as otherwise set forth herein, the Agreement, as amended hereby, shall remain in full force and effect and the Parties shall have all the rights and remedies provided thereunder with the same force and effect as if the Agreement were restated herein in its entirety.

                  (c) The provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective executors, heirs, personal representatives, successors and assigns.

                  (d) This Amendment may be executed and delivered in several counterparts with the intention that all such counterparts, when taken together, constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

FIRST COMMUNITY BANCSHARES, INC.    FIRST COMMUNITY BANK, NATIONAL ASSOCIATION


By:                                  By:
   ----------------------------         --------------------------------------
     Name: John M. Mendez                  Name: John M. Mendez
     Title: President and                  Title: Executive Vice President
     Chief Executive Officer


THE COMMONWEALTH BANK

By:
   ----------------------------
     Name: Franklin P. Hall
     Title: Chairman of the Board



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